Exhibit 99.2
ARIAD PHARMACEUTICALS, INC.
AUGUST 3, 2009
RECENT DEVELOPMENTS
     Ridaforolimus
     On July 30, 2009, we announced that, based on current enrollment rates, the global, Phase 3 SUCCEED trial of oral ridaforolimus, in patients with metastatic soft tissue and bone sarcomas remains on track for full patient enrollment by year-end 2009. The 650-patient SUCCEED trial is now over two-thirds enrolled with approximately 450 patients in the study. One-third of the disease progression events in the trial occurred by the end of the second quarter of 2009, and we expect to receive the report on the first interim analysis of efficacy from the independent Data Safety Monitoring Board, or DSMB, in September 2009. In addition, we expect that two-thirds of the progression events will occur by approximately year-end 2009 and that we will receive the report on the second interim analysis from the DSMB by the end of the first quarter of 2010.
     In addition, on July 28, 2009, we announced preliminary findings, summarized below, from two ongoing clinical trials evaluating ridaforolimus in combination with trastuzumab (Herceptin®) in patients with resistant, metastatic breast cancer and with bevacizumab (Avastin®) in heavily pretreated patients with refractory, metastatic solid tumors.
     Phase 2 Clinical Trial of Ridaforolimus Combined with Trastuzumab in Metastatic Breast Cancer
     The trial started one year ago and is expected to enroll 33 patients. All patients enrolled in the trial had documented disease progression on trastuzumab alone or in combination with other agents. Study treatment consists of oral ridaforolimus and trastuzumab at standard doses and intervals. None of the patients have received chemotherapy during the trial. The primary objective of the trial is to estimate the objective response rate, or ORR, defined by Response Evaluation Criteria in Solid Tumors, or RECIST, criteria (complete or partial responses). According to the study protocol, the trial will be considered positive if at least a 15 percent ORR is achieved (five objective responses out of a total of 33 patients enrolled). Clinical-benefit response, or CBR, (objective responses and durable stable disease) will also be assessed.
     Preliminary findings to date show:
•	Of 28 refractory patients enrolled thus far, 15 patients currently remain on study without disease progression, either with objective evidence of control of their disease or awaiting further assessment;

•	At least five partial responses have been observed thus far, which would meet the trial’s pre-specified criterion for a positive outcome, pending independent review of radiologic findings;

•	The preliminary CBR rate in these patients with progressive, refractory disease is 35 percent; and

•	No new or unexpected safety signals due to the combination regimen were observed in the trial.
     Phase 1 Clinical Trial of Ridaforolimus Combined with Bevacizumab in Solid Tumors
     This Phase 1 clinical trial is designed to test the hypothesis that the addition of ridaforolimus to bevacizumab in heavily pretreated patients with metastatic solid tumors who have become resistant to bevacizumab could be achieved safely and would result in evidence of clinical benefit. All patients had refractory, extensively pre-treated metastatic solid tumors such as ovarian, pancreatic, colorectal, head and neck, and uterine cancers. Prior to enrollment in the current trial, all patients had received multiple regimens of chemotherapy and targeted agents, as appropriate for their tumor type. The primary endpoint of the study is to determine whether the standard dose of oral ridaforolimus could be used safely in combination with each of the two approved bevacizumab dosing regimens. None of the patients have received chemotherapy during the trial. Patient enrollment in this trial is now complete. Seventeen patients have been enrolled and treated in this trial to date, and all are included in the preliminary analysis. Clinical anti-tumor activity was assessed using RECIST criteria.
     Preliminary results include:
•	Of the 17 patients enrolled in the trial, five patients currently remain on study without disease progression, evidence of the control of their disease;

•	The preliminary CBR rate in these patients with progressive, refractory disease is 35 percent;

•	The longest duration of stable disease currently observed in the trial is 10 cycles of therapy in a patient with advanced pancreatic cancer;

•	The combination of oral ridaforolimus and bevacizumab at standard doses was well tolerated. No dose-limiting toxicity of the combination was seen; and

•	No new or unexpected safety signals due to the combination regimen were observed in the trial.
     The above statements relating to the timing of the enrollment in and interim analyses of the SUCCEED trial, as well as the enrollment in, preliminary clinical data from and potential clinical or commercial implications of the preliminary results of the other clinical trials of ridaforolimus, are subject to numerous risks and uncertainties common to our business, including the risks identified in “Risk Factors” set forth below. Decisions to proceed with any additional clinical trials of ridaforolimus based on the preliminary or final results of these Phase 2 and Phase 1 clinical trials, and, therefore, the receipt of additional milestone payments, are subject to the governance provisions relating to global development in our collaboration agreement with Merck. At this time, the joint development committee of the partnership has not reached a decision as to the optimal registration strategy for ridaforolimus in patients with breast cancer. Merck has advised us that it does not intend to recommend that the partners conduct a Phase 3 clinical trial of ridaforolimus in combination with trastuzumab in patients with metastatic breast cancer based on Merck’s evaluation of the expected future market environment.
     AP24534
     On July 27, 2009, we announced preliminary clinical data from an ongoing Phase 1 clinical trial of AP24534 in patients with advanced hematological cancers. The preliminary trial results provide initial clinical evidence of hematologic, cytogenetic and molecular anti-cancer activity of AP24534 in heavily pretreated patients with resistant and refractory chronic myeloid leukemia, or CML and Philadelphia chromosome positive acute lymphoblastic leukemia, or Ph+ ALL, including those with the T315I mutant variant of the target protein, Bcr-Abl.
     Thirty-two patients have been enrolled to date in this trial in six dosing groups at five medical centers in the United States; 28 of the patients have resistant and refractory CML or Ph + ALL. All patients have previously been treated with the currently available first and second-generation targeted therapies for CML and in most instances, other investigational agents as well. The study commenced patient enrollment in the second quarter of 2008 and will continue enrolling patients until approximately 50 patients have been enrolled. Dose-escalation will continue until dose-limiting toxicity is observed.
     Preliminary findings to date include:
•	In patients with a variety of Bcr-Abl mutations, hematologic responses, cytogenetic responses, and molecular responses have been observed with AP24534 treatment. Hematologic and cytogenetic responses have also been seen in patients with the T315I mutation, which is resistant to all approved Bcr-Abl inhibitors. Collectively, these data suggest a significant degree of anti-tumor activity of AP24534 in highly resistant CML patients.

•	In addition, of 23 CML patients in the four highest dosing groups, 19 patients remain on study without disease progression, evidence of control of their disease. Most importantly, of 12 CML patients with the T315I mutation, nine patients remain on study without disease progression, providing further evidence of control of their disease.

•	For many of the patients in the highest dosing groups, the duration of treatment with AP24534 has been relatively short. In these patients, it is still early for complete-response assessment. Even in spite of this, evidence of significant improvement in multiple blood-cell lineages has been observed.

•	Preliminary safety assessment shows that AP24534 is well tolerated without dose-limiting toxicity at doses studied to date. The most common drug-related adverse events have been thrombocytopenia and neutropenia, which the Company believes reflects the underlying disease and the extensive pre-treatment of the patients in the trial.

•	To date, pharmacokinetic data indicate that blood levels predicted preclinically to be associated with complete inhibition of Bcr-Abl mutations have been surpassed. Pharmacodynamic data show evidence that AP24534 is acting mechanistically as designed.
     The above statements relating to the preliminary clinical data for AP24534, the continued enrollment in the Phase 1 clinical trial, and the potential clinical or commercial implications of these preliminary results and related matters are subject to risks and uncertainties common to our business, including the risks identified in “Risk Factors” set forth below.
     Litigation
     As disclosed in Part II, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, we have been engaged in litigation with Eli Lilly and Company, or Lilly, and Amgen, Inc. and certain affiliated entities, or Amgen, regarding claims in our U.S. Patent No. 6,410,516, as well as a reexamination proceeding before the PTO regarding aspects of patentability of this patent. Other than as noted below, no other litigation activity is occurring in the Lilly and Amgen matters.
     In the Lilly litigation, we filed a petition on June 2, 2009 requesting en banc rehearing of this matter before the full Court of Appeals for the Federal Circuit, or CAFC, and Lilly filed an opposition to our petition on July 2, 2009. A decision on the petition is pending. In the Amgen litigation, on June 1, 2009, the CAFC affirmed the district court’s claim interpretation and summary judgment of non-infringement with respect to etanercept (Enbrel®), and we did not file a petition for rehearing in this case. In the PTO reexamination, we have appealed the final office action of the USPTO issued on October 16, 2008 to the Patent Office Board of Appeals and Interferences and filed our appeal brief on May 18, 2009.
     Sources and Uses of Funds
     In May 2009, we announced that approximately $27 million in milestone payments related to the start of Phase 3 clinical trials of ridaforolimus originally expected to be received in the fourth quarter of 2009 under the ridaforolimus collaboration agreement with Merck would likely be delayed until the first or second quarter of 2010. We also indicated that we would be evaluating measures to reduce spending in 2009 on activities not critical to the achievement of our key corporate objectives, as well as actively pursuing various partnering opportunities in order to mitigate the impact of the change in the anticipated timing of receipt of the ridaforolimus milestone payments. Subsequent to that announcement, we have implemented measures to reduce our previously projected operating expenses by approximately $7.5 million during the second half of 2009. As part of our annual review of the global development plan with Merck, we are currently working together to revise the clinical trial program in the global development plan for ridaforolimus in cancer indications beyond sarcomas. At this time, the joint development committee of the partnership has not reached a decision as to the optimal registration strategy for ridaforolimus in patients with breast cancer. Merck has advised us that it does not intend to recommend that the partners conduct a Phase 3 clinical trial of ridaforolimus in combination with trastuzumab in patients with metastatic breast cancer based on Merck’s evaluation of the expected future market environment. As a result, we currently expect that milestones related to the initiation of the Phase 3 trials discussed above will to be delayed beyond the first half of 2010, and the timing of receipt of any Phase 3 related milestones and the future cost of the ridaforolimus program will depend upon revisions to the global development plan currently under discussion with Merck. We have also continued to evaluate additional potential sources of funding and various operating scenarios with the goal of continuing to advance our key corporate objectives to the maximum extent possible.

     We are undertaking the common stock offering described in the prospectus supplement we will file with the Securities and Exchange Commission in order to provide us with additional funding to offset the impact of the delay in the clinical milestones that we had expected to receive in 2009 or the first half of 2010. We believe that there are potential sources of funding under our collaboration with Merck and other business development opportunities, which we are actively pursuing. While there can be no assurance that any or all of these nearer-term potential sources of funding will become available in 2009 or 2010, or at all, if we are able to secure sufficient funds for our operations through 2010 and are successful in obtaining FDA approval of ridaforolimus in sarcomas in late 2010 or early 2011, we will begin generating revenues from ridaforolimus sales and also expect to have access to a $200 million funding facility from Merck to fund development costs under our collaboration agreement with Merck. These nearer-term potential sources of funding include the following:
•	Upfront and milestone payments under partnering and licensing transactions. Based on recently announced preliminary results from our ongoing Phase 1 clinical trial of our second product candidate, AP24534, we believe that there is significant potential for us to enter into a partnership agreement related to the development of AP24534 providing a substantial upfront payment. We believe that the potential for such a collaboration could be further enhanced by the possibility that the data from the Phase 1 clinical trial may enable us to proceed directly to a pivotal registration trial of AP24534 in certain patients with chronic myeloid leukemia, or CML, and Ph+ ALL. We also are pursuing potential partnering of AP26113 and the licensing or sale of our ARGENT technology for research and laboratory applications.

•	Milestone payments under the Merck collaboration. The Merck collaboration provides for payments to us totaling up to $652 million upon the achievement of specified milestones related to the development and commercialization of ridaforolimus in up to five cancer indications. These include up to $40 million upon the initiation of Phase 2 clinical trials (all of which has been earned and received to date), $88 million upon the initiation of Phase 3 clinical trials (of which $13.5 million has been earned and received to date), up to $324 million upon regulatory filings and regulatory approvals in various territories, and up to $200 million upon achievement of specified sales thresholds. Based on the current status of enrollment and disease progression events in the Phase 3 SUCCEED trial of ridaforolimus,as well as the statistical power and design of the trial, we believe that there is a reasonable possibility that the available clinical data at the time of the second interim analysis of efficacy by the DSMB would be sufficient to demonstrate a statistically significant difference in the primary endpoint of the trial, progression free survival, when comparing the ridaforolimus and placebo treated patients. We believe that such an outcome would enable us to submit an NDA to the FDA in mid-2010 and allow for the possibility of FDA approval of ridaforolimus by the end of 2010 or early 2011. The acceptance by the FDA of the submission of the NDA and subsequent FDA approval of ridaforolimus would each trigger a $30 million milestone payment to us under the Merck collaboration. Subsequent regulatory approvals of ridaforolimus for use in sarcomas in Europe and Japan would also trigger milestone payments to us by Merck. If the results from the outcome of the second interim analysis of our ongoing SUCCEED trial demonstrate that the primary endpoint has been achieved, we believe that there is a reasonable likelihood that we will receive at least $30 million in regulatory milestone payments from Merck in the second half of 2010.

•	Costs and funding of global development plan. As part of our annual review of the global development plan with Merck, the parties are currently working together to revise the clinical trial program in the global development plan for ridaforolimus in potential cancer indications beyond sarcomas. These discussions involve scientific, medical, commercial and financial input from the partners. We anticipate that these discussions will result in an update to the existing global development plan that defines the scope, timing and costs of ongoing development. In connection with any revision to the global development plan, we may also consider revisions of the cost sharing and funding provisions of the collaboration.

including which Phase 3 clinical trials will be pursued and when they will likely be initiated, and the expected timing and amounts of related milestone payments. In connection with any revision to the global development plan, we may also consider revisions of the cost sharing and funding provisions of the collaboration.
     While none of the foregoing sources or timing of funding is assured, we believe that the number and variety of potential sources of funding under our collaboration agreement with Merck and other business development opportunities increases the likelihood that we will receive additional payments to help fund our operations. We will continue to evaluate and pursue, as appropriate, other potential sources of capital to fund our operations.
     Each of these potential sources of funding is subject to numerous risks and uncertainties, and there is no assurance that such funding will become available in 2009 or 2010, or at all, as discussed further in “Risk Factors” set forth below under the heading “Risks Related to Our Business — Insufficient funding may jeopardize our research and development programs and may require us to reduce our operations or prevent commercialization of our products and technologies.”
     There can be no assurance that we will receive any of such payments in the timeframes we have identified, or at all, and if we cannot secure adequate funding from these sources, we may be required, as discussed further in “Risk Factors” below under the heading describing risks relating to insufficient funding, to reduce our operations, delay, scale back, eliminate or terminate clinical trials for one or more of our research and development programs, or enter into licenses or other arrangements with third parties on terms that may be unfavorable to us, or to pursue other types of financings. Unless we were able to obtain access to additional funds during the remainder of 2009, without the net proceeds of this offering we would be required to scale back our operations over the remainder of 2009, which would have a material adverse effect on our business. Moreover, if we are not successful in our efforts to secure such funding or reduce spending further to mitigate the impact of the delay in the expected milestone payments from Merck, our cash, cash equivalents and marketable securities after giving effect to the net proceeds of the common stock offering may not be sufficient to fund operations through at least the next twelve months.
RISK FACTORS
     Investing in our common stock involves a high degree of risk. Before purchasing our common stock, you should carefully consider the following risk factors. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.
Risks Relating to Our Business
We have no product candidates that have been approved by the FDA or any foreign regulatory authority, and we and our partners may never succeed in obtaining regulatory approval for any products, developing marketable products or generating product revenues.
     We are a biopharmaceutical company focused on the discovery and development of drugs to provide therapeutic intervention in treating human diseases at the cellular level. As with all scientific endeavors, we face much trial and error, and we may fail at numerous stages along the way, which would inhibit us from successfully developing, manufacturing and marketing our drug candidates.
     Our lead product candidate, ridaforolimus (previously known as deforolimus, and prior to that, known as AP23573), is currently being developed by us in collaboration with Merck for potential cancer indications and by our partners, Medinol and ICON, for use in stents or other medical devices to reduce reblockage of injured vessels following interventions in which stents are used in conjunction with balloon angioplasty. Ridaforolimus is currently being studied in a Phase 3 clinical trial in patients with metastatic sarcomas and in multiple Phase 1 and Phase 2 clinical trials in various potential cancer indications and in combination with other agents. Our second product candidate, AP24534, is currently being studied in a Phase 1 clinical trial in patients with hematologic malignancies. We do not currently have any products on the market and have no product revenues. Therefore, our success is substantially dependent on (1) our ability to work in collaboration with Merck to obtain marketing approval for ridaforolimus for metastatic sarcoma and other cancer indications, (2) the ability of our partners, Medinol and ICON, to obtain marketing approval for stents or other medical devices delivering ridaforolimus, and (3) our ability to successfully complete clinical development and obtain marketing approval for AP24534 and our other product candidates, or enter into collaboration agreements for these product candidates on terms favorable to us.
     Neither we nor our partners have submitted any new drug applications for ridaforolimus, AP24534 or any other product candidate of ours to the FDA or foreign regulatory authorities for marketing approval. Factors which could affect the ability to obtain regulatory approval and to achieve market acceptance and gain market share for ridaforolimus, AP24534 and any other product candidate of ours include, among other factors, product formulation, dose, dosage regimen, the ability to obtain timely and sufficient patient enrollment in clinical trials, the risk of occurrence of adverse side effects in patients participating in clinical trials, the ability to manufacture, directly or indirectly, sufficient and cost-effective quantities of product candidates, the ability to fund commercial development and to build or access a sales force in the marketplace, the ability to successfully differentiate product candidates from competitive product(s) and to sell, market and distribute, directly or indirectly, such product candidates.
     In addition, positive results from early-stage clinical trials may not be replicated in later-stage Phase 2 or Phase 3 clinical trials. Similarly, positive results from preclinical studies of a product candidate may not be predictive of similar results in humans during clinical trials. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in early-stage development. Accordingly, the results from the completed preclinical studies and clinical trials for ridaforolimus may not be predictive of the results to be obtained in the Phase 3 SUCCEED trial, preliminary results of ongoing Phase 2 or completed Phase 1 trials of ridaforolimus may not be predictive of the results obtained in subsequent clinical trials, if conducted, and the promising activity we have seen in AP24534 in preclinical studies and initial results from our Phase 1 clinical trial may not be predictive of the results obtained in the remainder of the Phase 1 clinical trial or in subsequent clinical trials. Furthermore, potential competitive commercial factors may influence future decisions and directions on which clinical indications to pursue and when.
     Although we have entered into a collaboration agreement with Merck for the joint global development and commercialization of ridaforolimus, we do not currently have any partners to assist in developing and commercializing our other cancer product candidates. We will depend heavily on Merck for the successful development and commercialization of ridaforolimus, particularly with respect to the commercialization of ridaforolimus outside of the United States. We would expect to be dependent upon other partners, if we enter into arrangements with one or more of them, to successfully develop and commercialize our other cancer product candidates, including AP24534. There can be no assurance that our collaboration with Merck will be successful or that we will be able to secure any other partners on terms favorable to us, or at all.
     We and our medical device partners have limited experience in designing, conducting and managing the clinical trials necessary to obtain regulatory approval of stents or other medical devices that deliver small-molecule drugs. We are dependent upon the success of Medinol and ICON and any future medical device partner to successfully develop, manufacture and market stents or other medical devices to deliver ridaforolimus to reduce blockage of injured vessels following interventions in which stents are used in conjunction with balloon angioplasty. If Medinol or ICON is not successful and/or if we are not able to enter into an agreement with an additional medical device company experienced in the development, manufacture, and marketing of medical devices to deliver ridaforolimus, we will not be able to generate revenues from the marketing of stents or other medical devices that deliver ridaforolimus.
     We do not expect to have any products on the market before the end of 2010, at the earliest, and, ultimately, we and our partners may not succeed in developing or commercializing any products which will generate product revenues for our company. If we and our partners are not successful in developing or marketing ridaforolimus or other product candidates, we will not be profitable.

If our collaboration with Merck relating to the development and commercialization of ridaforolimus is unsuccessful, our ability to commercialize ridaforolimus on a timely basis, or at all, could be affected and our business could be materially harmed.
     In July 2007, we entered into a collaboration agreement with Merck for the joint global development and commercialization of ridaforolimus, our lead product candidate, for use in cancer. Other than with respect to our collaborative efforts in developing ridaforolimus to date, we do not have a history of working together with Merck and cannot predict the success of this collaboration. The collaboration involves a complex allocation of responsibilities, costs and benefits and provides for milestone payments to us upon the achievement of specified clinical, regulatory and sales milestones.
     With respect to responsibilities and control over decisions, we and Merck have established a series of joint committees which are responsible for the development and commercialization of ridaforolimus. Under the committee structure, if the committees are unable to reach a decision, the matter is referred to senior executives of the parties. Each party has ultimate decision-making authority with respect to a specified limited set of issues, and for all other issues, the matter must be resolved by consensus of the parties. For example, we are currently in discussions with Merck about the Phase 3 clinical development plan for ridaforolimus in potential clinical indications beyond sarcomas, and we and Merck must reach agreement about the scope, timing and costs for the ongoing clinical development of ridaforolimus in order to finalize the global development plan for 2010. The joint development committee of the partnership has not reached a decision as to the optimal registration strategy for ridaforolimus in patients with breast cancer. Merck has advised us that it does not intend to recommend that the partners conduct a Phase 3 clinical trial of ridaforolimus in combination with trastuzumab in patients with metastatic breast cancer based on Merck’s evaluation of the expected future market environment. The failure of the parties to reach consensus on development or commercialization activities of ridaforolimus may delay its clinical development, which could lead to the delay in payment of, or the failure to earn, clinical and regulatory milestones under the collaboration agreement and may delay commercialization of ridaforolimus.
     The collaboration agreement provides that, in certain circumstances, either party may opt out of conducting and funding certain late-stage clinical trials, which would result in changes in development and commercialization responsibilities and compensation arrangements. Furthermore, the collaboration agreement may be terminated by Merck (i) based on an uncured breach by us, (ii) on or after the third anniversary of the effective date of the agreement by providing at least 12 months prior written notice, (iii) upon the failure of ridaforolimus to meet certain developmental and safety requirements, or (iv) after discussions between the parties, in the event Merck concludes that it is not advisable to continue the development of ridaforolimus for use in a potential cancer indication. In addition, unrelated to our ridaforolimus collaboration, Merck’s research and development plans may be affected by its corporate, business or other developments, such as its recently announced pending merger with Schering-Plough Corporation, which may impact the joint development plans for ridaforolimus. Any loss of Merck as a collaborator in the development or commercialization of ridaforolimus, any dispute over the terms of, or decisions regarding, the collaboration, or any other adverse developments in our relationship with Merck could result in our inability to fully develop and/or commercialize ridaforolimus, or at all, could materially harm our business and could accelerate our need for additional capital.
Insufficient funding may jeopardize our research and development programs and may require us to reduce our operations or prevent commercialization of our products and technologies.
     We have funded our operations to date through sales of equity securities, debt, the upfront and milestone payments received from Merck since July 2007, and, to a limited extent, operating revenues. Most of our operating revenue to date has been generated through previous collaborative research and development agreements and existing licenses. Although our collaboration agreement with Merck for the global development and commercialization of ridaforolimus is structured to provide substantial funding for the remaining development of ridaforolimus if we are successful in meeting specified milestones, we will require substantial additional funding for our other research and development programs (including pre-clinical development and clinical trials), for the pursuit of regulatory approvals and for establishing or accessing manufacturing, marketing and sales capabilities related to our other product candidates, and for other operating expenses (including intellectual property protection and enforcement), as well as capital expenditures to maintain and improve our facility, equipment and systems. We may from time to time access funding by issuing common stock or other securities in private placements or public offerings, including under our universal shelf registration statement under which we currently have approximately $40 million available for issuance prior to the common stock offering. We may also from time to time seek additional funding from other product-based collaborations, technology licensing, issuance of debt, and public or private financings. However, such additional funding may not be available on terms acceptable to us, or at all. Accordingly, we may not be able to secure the significant funding which is required to maintain our operations or continue to fund current or future research and development programs at their current levels or at levels that may be required in the future.
     In May 2009, we announced that approximately $27 million in milestone payments related to the start of Phase 3 clinical trials of ridaforolimus originally expected to be received in the fourth quarter of 2009 under the ridaforolimus collaboration agreement with Merck would likely be delayed until the first or second quarter of 2010. We also indicated that we would be evaluating measures to reduce spending in 2009 on activities not critical to the achievement of our key corporate objectives, as well as actively pursuing various partnering opportunities in order to mitigate the impact of the change in the anticipated timing of receipt of the ridaforolimus milestone payments. Subsequent to that announcement, we have implemented measures to reduce our previously projected operating expenses by approximately $7.5 million during the second half of 2009. As part of our annual review of the global development plan with Merck, we are currently working together to revise the clinical trial program in the global development plan for ridaforolimus in potential cancer indications beyond sarcomas. At this time, the joint development committee of the partnership has not reached a decision as to the optimal registration strategy for ridaforolimus in patients with breast cancer. Merck has advised us that it does not intend to recommend that the partners conduct a Phase 3 clinical trial of ridaforolimus in combination with trastuzumab in patients with metastatic breast cancer based on Merck’s evaluation of the expected future market environment. As a result, we currently expect that milestones related to the initiation of Phase 3 trials discussed above will be delayed beyond the first half of 2010. We have also continued to evaluate additional potential sources of funding and various operating scenarios with the goal of continuing to advance our key corporate objectives to the maximum extent possible.
     We are undertaking the common stock offering described in the prospectus supplement we will file with the Securities and Exchange Commission in order to provide us with additional funding to offset the impact of the delay in the clinical milestones that we had expected to receive in 2009 or the first half of 2010. We believe that there are potential sources of funding under our collaboration with Merck and other business development opportunities, as disclosed in further detail above in “Recent Developments — Sources and Uses of Funds.” While there can be no assurance that any or all of these nearer-term potential sources of funding will become available in 2009 or 2010, or at all, they include the following:
•	Upfront and milestone payments under partnering and licensing transactions. We believe that we may be able to enter into a partnership agreement related to the development of AP24534 providing a substantial upfront payment, and we also are actively pursuing the licensing or sale of our ARGENT technology for research and laboratory applications. Our ability to successfully enter into such transactions will be dependent on numerous factors, including the successful outcome of our Phase 1 clinical trial of AP24534 in CML and Ph+ ALL, and we may not succeed in entering into such transactions on attractive terms providing substantial near-term funding, or at all. In addition, if the data from the Phase 1 clinical trial does not enable us to proceed directly to a pivotal registration trial of AP24534 in certain patients with CML and Ph+ ALL, we may need to spend further resources developing this product candidate or our ability to enter into a collaboration agreement on terms acceptable to us, if at all, could be adversely affected.

•	Milestone payments under the Merck collaboration. We believe that the available clinical data at the time of the second interim analysis of our ongoing Phase 3 SUCCEED trial could be sufficient to enable us to submit an NDA to the FDA in mid-2010, and allow for the possibility of FDA approval of ridaforolimus by the end of 2010 or early 2011, which would each trigger an additional $30 million milestone payment to us. However, there can be no assurance that the second interim analysis will demonstrate the efficacy of ridaforolimus with statistical significance, and it may be necessary to continue with the trial until a final analysis of clinical data is available, which would, even if the trial were ultimately successful, delay our receipt of the first of these milestone payments until late 2010, at the earliest.

•	Costs and funding of global development plan. As part of our annual review of the global development plan with Merck, the parties are currently working together to revise the clinical trial program in the global development plan for ridaforolimus in potential cancer indications beyond sarcomas. We anticipate that these discussions will result in an update to the existing global development plan that defines the scope, timing and costs of ongoing development, including which Phase 3 clinical trials will be pursued and when they will likely be initiated, and the expected timing and amounts of related milestone payments. In connection with any revision to the global development plan, we may also consider revisions of the cost sharing and funding provisions of the collaboration. However, there can be no assurance as to when our discussions with Merck will be completed and whether they will result in the availability of additional funding under the collaboration agreement on terms acceptable to us, or at all, and the initiation of Phase 3 trials with the related milestone payments could be delayed pending the resolution of these discussions or the completion of other clinical trials that may be needed prior to commencing Phase 3 clinical trials.
     There can be no assurance that we will receive any of such payments in the timeframes we have identified, or at all, and if we cannot secure adequate funding from these sources, we may be required to pursue other types of financing, as described in the first paragraph of this “risk factor” above, or to reduce our operations, delay, scale back, eliminate or terminate clinical trials for one or more of our research and development programs, or enter into licenses or other arrangements with third parties on terms that may be unfavorable to us. Unless we were able to obtain access to additional funds during the remainder of 2009, without the net proceeds of this offering we would be required to scale back our operations over the remainder of 2009, which would have a material adverse effect on our business. Moreover, if we are not successful in our efforts to secure such funding or reduce spending further to mitigate the impact of the delay in the expected milestone payments from Merck, our cash, cash equivalents and marketable securities after giving effect to the net proceeds of the common stock offering may not be sufficient to fund operations through at least the next twelve months.
Raising additional capital by issuing securities or through collaboration and licensing arrangements may cause dilution to existing stockholders, restrict our operations or require us to relinquish proprietary rights.
     We may seek to raise the additional capital necessary to fund our operations through public or private equity offerings, debt financings, and collaboration and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, our stockholders’ ownership interest will be diluted, and the terms of such securities may include liquidation or other preferences that adversely affect our stockholders’ rights. Under an existing loan agreement with a bank, we are required to maintain certain financial and non-financial covenants, including covenants limiting or restricting our ability to incur additional debt or declare dividends. If we raise additional funds through collaboration and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us.

We have incurred significant losses to date and may never be profitable.
     We have incurred significant losses in each year since our formation in 1991, including a net loss of $71.1 million in 2008 and a net loss of $20.2 million for the three month period ended March 31, 2009, and have an accumulated deficit of $458.8 million through March 31, 2009. Our losses have resulted principally from costs incurred in research and development of our product candidates, including clinical development of ridaforolimus and AP24534, and from general and administrative costs, including costs incurred to prosecute and protect our intellectual property, associated with our operations. Although the collaboration with Merck is structured so that the expected milestone payments to be paid by Merck to us should largely offset our share of the costs of development of ridaforolimus over the period of development, it is likely that we will incur significant operating losses for the foreseeable future, and we expect such losses to increase as we continue our research and development activities and begin to build a sales and marketing organization in anticipation of obtaining regulatory approval to market ridaforolimus in the United States, which approval may never occur. We currently have no product revenues, limited license revenues and limited commitments for future licensing revenues, and may not be able to generate such revenues in the future. If our losses continue and we and our existing partners or potential future partners are unable to successfully develop, commercialize, manufacture and market our product candidates and/or we are unable to enter into agreements and licenses of our intellectual property, we may never generate sufficient revenues to achieve profitability. Even if we and our partners are able to commercialize products and we are able to enter into agreements or licenses in the future, we may never generate sufficient revenues to have profitable operations.
We have limited manufacturing experience and are dependent upon the ability of third parties, including Merck, to manufacture our product candidates, which raises uncertainty as to our ability to develop and commercialize our product candidates.
     Under our collaboration with Merck, we are responsible for providing the active pharmaceutical ingredient used in ridaforolimus drug product and Merck is responsible for the formulation of the finished product. Under our agreements with Medinol and ICON, we are responsible for providing the ridaforolimus to be delivered by the stents or medical devices being developed by Medinol and ICON. We have no experience in manufacturing any of our product candidates on a large scale and have contracted and expect to continue to contract with third-party manufacturers, including Merck, to provide material for clinical trials and potential commercial launch, and to assist in the development and optimization of our manufacturing processes and methods. Our ability to conduct clinical trials and commercialize our product candidates will depend on the ability of such third parties to manufacture our products on a large scale at a competitive cost and in accordance with current good manufacturing practices, or cGMPs, and other regulatory requirements. If we are not able to obtain contract manufacturing on commercially reasonable terms, obtain or develop the necessary materials and technologies for manufacturing, or obtain intellectual property rights necessary for manufacturing, or if our contract manufacturers fail to provide us with the quantities and quality of the products we require in a timely manner, we may not be able to conduct or complete clinical trials or commercialize our product candidates, including ridaforolimus. There can be no assurance that we will be able to obtain such requisite terms, materials, technologies and intellectual property necessary to successfully manufacture our product candidates for clinical trials or commercialization.
We have limited experience in conducting clinical trials and are dependent upon the ability of third parties, including Merck, contract research organizations, collaborative academic groups, clinical trial sites and investigators, to conduct or to assist us in conducting clinical trials for our product candidates, which raises uncertainty as to our ability to develop and commercialize our product candidates.
     We have limited experience in designing, initiating, conducting and monitoring the clinical trials necessary to obtain regulatory approval of our product candidates. Our collaboration agreement with Merck provides that the development and commercialization of ridaforolimus, our lead product candidate, will be jointly conducted pursuant to a global development plan. Pursuant to the global development plan, we are conducting multiple clinical trials of ridaforolimus in multiple potential cancer indications. Together with the efforts of Merck, contract research organizations, advisory boards, review committees, collaborative academic groups, clinical trial sites and investigators, we are heavily dependent on our and their ability to successfully initiate, enroll, conduct and monitor our Phase 3 SUCCEED trial and other clinical trials of ridaforolimus. In particular, we are dependent upon the review, advice and/or services of several independent committees, consultants and contractors with respect to protocol design, patient enrollment, data monitoring, radiology review, pathology and drug distribution to clinical trial sites for our SUCCEED trial and other clinical trials of ridaforolimus. We are also dependent upon our ability and the ability of Merck and our contractors to coordinate with us and to timely and accurately collect and report to regulatory authorities worldwide the patient data generated in our SUCCEED trial and other clinical trials of ridaforolimus. We, Merck, and our respective contractors, collaborative academic groups, clinical trial sites or investigators may lack sufficient personnel, technology, expertise, experience or resources to effectively initiate clinical trial sites, recruit and enroll patients, conduct and monitor clinical trials, and to collect and report patient data relating to our SUCCEED trial or other clinical trials of ridaforolimus, either generally or in specific countries.
     We also initiated in 2008 and are conducting a Phase 1 clinical trial of AP24534 in patients with hematologic malignancies. We do not currently have a partner for the development and commercialization of AP24534 and are dependent upon our ability and/or the ability of our contractors, collaborative academic groups, clinical trial sites and investigators, to successfully design, initiate, conduct and monitor clinical trials of AP24534, including the ongoing Phase 1 trial. Failure by us or our partners, contractors, collaborative academic groups, clinical trial sites or investigators to timely and effectively initiate, conduct and monitor our clinical trials could significantly delay or materially impair our ability to complete clinical trials and/or obtain regulatory approval of ridaforolimus, AP24534 or our other product candidates and, consequently, could delay or materially impair our ability to generate revenues therefrom.
We may be unable to generate material revenues from the licensing of our NF-kB patent portfolio if we are unable to enforce against, or license our NF-kB patents to, pharmaceutical and biotechnology companies.
     We are the exclusive licensee of a family of patents, three in the U.S. and one in Europe, including a pioneering U.S. patent covering methods of treating human disease by regulating NF-kB cell-signaling activity, hereinafter referred to as the ’516 Patent, awarded to a team of inventors from The Whitehead Institute for Biomedical Research, Massachusetts Institute of Technology and Harvard University. Dr. David Baltimore, the former president of the California Institute of Technology and one of our consultants and scientific founders, is a lead inventor of the ’516 Patent and a member of the board of directors of Amgen Inc. We have a licensing program to generate revenues from the discovery, development, manufacture and sale of products covered by our NF-kB patent portfolio. These patents have been, and in the future may be, challenged and may be subsequently narrowed, invalidated, declared unenforceable or circumvented, any of which could materially impact our ability to generate licensing revenues from them.
     As disclosed above under the heading “Recent Developments” and in Part II, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, we have been engaged in two litigations concerning the ‘516 Patent against Lilly and Amgen. In the Amgen case, on June 1, 2009 the Court of Appeals for the Federal Circuit (“CAFC”) affirmed a lower court’s claim interpretation and summary judgment of non-infringement with respect to the Amgen product, Enbrel. No issues of claim validity were decided in that case. In the Lilly case, a lower court decision in our favor was overturned on appeal by the CAFC based on an adverse decision on a claim validity issue. A petition for rehearing is currently pending with the CAFC. The ‘516 Patent was also the subject of reexamination at the United States Patent and Trademark Office (“PTO”) which issued a final rejection of a number of the claims, including those involved in the Amgen and Lilly cases. An appeal of that decision is pending at the Patent Office Board of Appeals and Interferences. We cannot provide any assurance that other third parties, who may be infringing our NF-kB patents, will not seek to initiate similar, further proceedings for declaratory relief or reexamination with regard to the ’516 Patent or other NF-kB patents. As exclusive licensee of the ’516 Patent, we are obligated for the costs expended for its prosecution in the PTO, for its enforcement in the above noted litigations and otherwise. If other third parties initiate proceedings with regard to the ‘516 Patents, we may need to expend additional significant capital and management resources pursuing these matters in court or in the PTO.
     In addition, if no claims which cover commercially significant subject matter survive, we will not realize any further sublicensing revenues based on the ‘516 Patent, and could be liable under certain limited circumstances for litigation costs and potentially attorneys’ fees. Those financial consequences could adversely impact our ability to further our clinical programs and our research and development programs at the current levels or at levels that may be required in the future.

The loss of key members of our scientific and management staff could delay and may prevent the achievement of our research, development and business objectives.
     Our performance as a specialized scientific business is substantially dependent on our key officers and members of our scientific staff responsible for areas such as drug development, clinical trials, regulatory affairs, drug discovery, manufacturing, marketing, business development and intellectual property protection and licensing. We also are dependent upon a few of our scientific advisors to assist in formulating our research and development strategy. While we have entered into employment agreements with all of our executive officers, these officers may terminate their employment with us at any time. The loss of, and failure to promptly replace, any member of our management team could significantly delay and may prevent the achievement of our research, development and business objectives.
We are dependent upon the ability of our medical device partners to develop, manufacture, test and market stents or other medical devices to deliver ridaforolimus.
     We have no experience in the development of medical devices and do not intend ourselves to develop stents or other medical devices to deliver ridaforolimus. Instead, we have granted two licenses (to Medinol and to ICON) and, under those license agreements, we may grant one additional license, under our rights to ridaforolimus to a medical device company for its use in developing and commercializing such medical devices to reduce blockage of injured vessels following stent-assisted angioplasty.
     While we expect to supply ridaforolimus to our medical device partners and any additional partner, we will be otherwise dependent upon them to develop and commercialize stents or other medical devices to deliver ridaforolimus. Such medical device partners have varying degrees of scientific, technical, medical and regulatory experience and resources to, directly or through third parties, develop, manufacture, test or market stents or other medical devices to deliver ridaforolimus. Their ability to conduct clinical trials and commercialize such medical devices will be dependent on both the safety profile of their medical devices and ridaforolimus, as well as their ability to manufacture and supply medical devices for clinical trials and marketing purposes and our ability to manufacture and supply ridaforolimus, either directly or through third parties, at a competitive cost and in accordance with cGMPs and other regulatory requirements. Although, under our collaboration with Merck, Merck is responsible for the formulation of ridaforolimus finished product for potential indications covered by the collaboration, we depend upon third-party manufacturers or collaborative partners for the production of ridaforolimus for clinical trials to be conducted by our medical device partners, and we intend to use third-party manufacturers to produce ridaforolimus on a commercial scale, if any partner receives regulatory approval. Our reliance on third-party manufacturers and their potential inability to meet our supply commitments to one or more of our partners could adversely impact the ability of our partners to commercialize stents or other medical devices to deliver ridaforolimus.
     We anticipate that our partners will seek to develop and commercialize stents or other medical devices to deliver ridaforolimus that do not infringe third-party patents. However, there can be no assurance that the devices delivering ridaforolimus marketed by our partners will not be subject to third-party claims. Furthermore, the patents issued to us or our partners covering ridaforolimus and/or medical devices, including stents, may be subject to challenge and may be subsequently narrowed, invalidated or circumvented. Any such event would adversely impact the ability of one or more of our partners to market their stents or other medical devices to deliver ridaforolimus.
     Our existing license agreements with Medinol and ICON allow either party to terminate under certain circumstances, including our partner’s reasonable business judgment that development of a medical device to deliver ridaforolimus is not feasible. Medinol or ICON may be unable to develop a medical device to deliver ridaforolimus and we may also not be able to enter into any additional licensing agreements with any other medical device companies to develop such devices on terms, which are acceptable to us, or at all. Our inability to enter into such transactions, or the inability of one or more of our partners to develop or commercialize stents or other medical devices to deliver ridaforolimus for any reason, will adversely impact our ability to generate revenues from any licenses of ridaforolimus.

We may not be able to protect our intellectual property relating to our research programs, technologies and product candidates.
     We and our licensors have issued patents and pending patent applications covering research methods useful in drug discovery, new chemical compounds discovered in our drug discovery programs including, among others, ridaforolimus, certain components, configurations and uses of our cell-signaling regulation technologies and products-in-development, methods and materials for manufacturing our products-in-development and other pharmaceutical products and methods and materials for conducting pharmaceutical research. Pending patent applications may not issue as patents and may not issue in all countries in which we develop, manufacture or sell our products or in countries where others develop, manufacture and sell products using our technologies. In addition, patents issued to us or our licensors may be challenged, as is the case with the PTO proceeding and the Lilly and Amgen litigations regarding the NF-kB ’516 Patent, and they may be subsequently narrowed, invalidated or circumvented. In that event, such patents may not afford meaningful protection for our technologies or product candidates, which would materially impact our ability to develop and market our product candidates and to generate licensing revenues from our patent portfolio. Certain technologies utilized in our research and development programs are already in the public domain. Moreover, a number of our competitors have developed technologies, filed patent applications or obtained patents on technologies, compositions and methods of use that are related to our business and may cover or conflict with our patent applications, technologies or product candidates. Such conflicts could limit the scope of the patents that we may be able to obtain or may result in the denial of our patent applications. If a third party were to obtain intellectual property protection for any of the foregoing, we may be required to challenge such protection, terminate or modify our programs impacted by such protection or obtain licenses from such third parties, which might not be available on acceptable terms, or at all. Also, if a third party were to introduce a product into the market which we believe infringes our patents, we may be required to enforce our patent rights or seek to obtain an injunction or other relief, which could be time-consuming and expensive.
We may be unable to develop or commercialize our product candidates if we are unable to obtain or maintain certain licenses on commercial terms or at all.
     We have entered, and will continue to enter, into agreements, with third parties to test compounds, blood and tissue samples, to perform gene expression analysis and to develop biological tests for use with our product candidates, which testing may yield new inventions and discoveries requiring us to obtain licenses in order to exclusively develop or market new products, alone or in combination with our product candidates, or to develop or market our product candidates for new indications. We have also entered into license agreements for some of our technologies. We use third parties to test blood and tissue samples and other biological materials in our clinical programs and to develop biological tests, with respect to which we may be required to obtain licenses or pay royalties or other fees in order to commercialize such tests for use with our product candidates. We also use gene sequences or proteins encoded by those sequences and other biological materials in each of our research programs which are, or may become, patented by others and to which we would be required to obtain licenses in order to develop or market our product candidates. Manufacturing and/or use of our products may also require licensing biological materials, technologies and intellectual property from third parties. Our inability to obtain any one or more of these licenses, on commercially reasonable terms, or at all, or to circumvent the need for any such license, could cause significant delays and cost increases and materially affect our ability to develop and commercialize or prevent us from developing and commercializing our product candidates. Obtaining licenses for these discoveries, materials and technologies may require us to make cumulative royalty payments or other payments to several third parties, potentially reducing amounts paid to us or making the cost of our products commercially prohibitive.
     Some of our licenses obligate us to exercise diligence in pursuing the development of product candidates, to make specified milestone payments and to pay royalties. In some instances, we are responsible for the costs of filing and prosecuting patent applications and actions to enforce our rights against infringers. These licenses generally expire upon the earlier of a fixed term of years after the date of the license or the expiration of the applicable patents, but each license is also terminable by the other party upon default by us of our obligations. Our inability or failure to meet our diligence requirements or make any payments required under these licenses would result in a reversion to the licensor of the rights granted which, with respect to the licenses pursuant to which we have obtained exclusive rights, would materially and adversely affect our ability to develop and market products based on our licensed technologies.

Competing technologies may render some or all of our programs or future products noncompetitive or obsolete.
          Many well-known pharmaceutical, healthcare and biotechnology companies, academic and research institutions and government agencies, which have substantially greater capital, research and development capabilities and experience than us or our potential partners, are presently engaged in one or more of the following activities:
•	developing products based on cell signaling, cancer biology, and computational chemistry;

•	conducting research and development programs for the treatment of the various potential disease indications in which we are focused; and

•	manufacturing, promoting, marketing and selling pharmaceutical or medical device products for treatment of diseases in all of the various disease indications in which we or our current or possible future partners are focused.
          Some of these entities already have competitive products on the market or product candidates in clinical trials or in more advanced preclinical studies than we do. Many of these entities also have substantially greater research, development, manufacturing and marketing resources and experience than us. In particular, we are aware that Wyeth and Novartis have mTOR inhibitors on the market, which are competitive with ridaforolimus, our lead product candidate. Decisions taken by either of these parties regarding clinical initiatives, including Phase 3 trials, of their mTOR inhibitors may impact on or block the clinical and commercial opportunities available to us and Merck for ridaforolimus. Additionally, PharmaMar has a marine derived antitumoral agent currently approved for the treatment of soft tissue sarcomas in Europe. By virtue of having or introducing competitive products on the market before us, these entities may gain a competitive advantage. Competing technologies may render some or all of our programs or future products noncompetitive or obsolete, and we may not be able to make the enhancements to our technology necessary to compete successfully with newly emerging technologies. Competing products on the market or in development may also lead us and our collaborators to revise or cease development of our product candidates in one or more indications for commercial reasons, even where clinical data may be promising. If we are unable to successfully compete in our chosen markets, we will not become profitable.
If our product candidates are not accepted by patients, physicians and insurers, we will not be successful.
          Our success is dependent on the acceptance of any approved products. Our product candidates may not achieve market acceptance among patients, physicians or third-party payors, even if we obtain necessary regulatory and reimbursement approvals. Physicians and health care payors may conclude that any of our product candidates are not as safe and/or effective as competing therapies or are not as attractive based on a cost/benefit analysis as alternative treatments. Failure to achieve significant market acceptance of our product candidates or to be paid an adequate amount for our product candidates will harm our business. We believe that recommendations by physicians and health care payors will be essential for market acceptance of any product candidates.
If we are unable to establish sales, marketing and distribution capabilities or to enter into agreements with third parties to do so, we may be unable to successfully market and sell any products.
     Pursuant to our collaboration with Merck, we will distribute, sell and with Merck co-promote ridaforolimus for all cancer indications in the United States, and Merck will distribute, sell and promote ridaforolimus outside the United States. We are currently establishing a commercial oncology organization, but we have no experience in marketing or selling any products. Accordingly, we may be unable to successfully, directly or indirectly, sell ridaforolimus or any other product candidates that we obtain marketing approval to sell. If we are unable to effectively sell our products, our ability to generate revenues will be materially adversely affected. We may not be able to hire, in a timely manner, the qualified sales and marketing personnel we need, if at all. In addition, we may not be able to enter into any marketing or distribution agreements on acceptable terms, if at all. If we cannot establish sales, marketing and distribution capabilities as we intend, either by developing our own capabilities or entering into agreements with third parties, sales of future products, if any, may be harmed.

If we develop a product for commercial use, a subsequent product liability-related claim or recall could have an adverse effect on our business.
     Our business exposes us to potential product liability risks inherent in the testing, manufacturing and marketing of pharmaceutical products. Prior to obtaining regulatory approval to market our products, we or our partners are required to test such products in human clinical trials at health care institutions pursuant to agreements which indemnify such institutions in case of harm caused to patients by our products. We may not be able to avoid significant product liability exposure resulting from use of our products. A product liability-related claim or recall could be detrimental to our business. In addition, except for insurance covering product use in our clinical trials, we do not currently have any product liability insurance, and we may not be able to obtain or maintain such insurance on acceptable terms, or we may not be able to obtain any insurance to provide adequate coverage against potential liabilities, including liabilities arising from our clinical trials. Our inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of any products that we or our partners may develop.
Significant additional losses or insufficient funding may cause us to default on certain covenants of our loan documents.
     At March 31, 2009, we had $12.6 million outstanding under a term loan agreement with a bank, pursuant to which we are required to maintain certain financial and non-financial covenants, including minimum cash, cash equivalents and investments of $15 million. For example, we would be in default under the loan agreement if we issue our audited financial statements with a “going concern” or like qualification or exception by our independent auditors. A default of any of these covenants would allow the bank to demand payment of its loan. We currently have sufficient liquidity to fund payment of this loan if demand for payment were made. However, if we are unable to raise adequate financing to fund continuing operations or otherwise to refinance our loan, we may not be able to maintain compliance with loan covenants, may be required to pay off the loan and may be required to reduce our spending on operations.
Risks Relating to Governmental Approvals
We have limited experience in conducting clinical trials, which may cause delays in commencing and completing clinical trials of our product candidates.
     Clinical trials must meet applicable FDA and foreign regulatory requirements. We have limited experience in designing, conducting and managing the preclinical studies and clinical trials necessary to obtain regulatory approval for our product candidates in any country and no experience in conducting and managing post-approval studies of any products. We or our collaborative partners may encounter problems in clinical trials that may cause us or the FDA or foreign regulatory agencies to delay, suspend or terminate our clinical trials at any phase. These problems could include the possibility that we may not be able to manufacture sufficient quantities of cGMP materials for use in our clinical trials, conduct clinical trials at our preferred sites, enroll a sufficient number of patients for our clinical trials at one or more sites, or begin or successfully complete clinical trials in a timely fashion, if at all. Furthermore, we, our partners, the FDA or foreign regulatory agencies may suspend clinical trials of our product candidates at any time if we or they believe the subjects participating in the trials are being exposed to unacceptable health risks or if we or they find deficiencies in the clinical trial process or conduct of the investigation. If clinical trials of any of our product candidates fail, we or our partners will not be able to market the product candidate which is the subject of the failed clinical trials. The FDA and foreign regulatory agencies could also require additional clinical trials before or after granting of marketing approval for any products, which would result in increased costs and significant delays in the development and commercialization of such products and could result in the withdrawal of such products from the market after obtaining marketing approval. Our failure, or the failure of our partners, to adequately demonstrate the safety and efficacy of a product candidate in clinical development could delay or prevent obtaining marketing approval of the product candidate and, after obtaining marketing approval, data from post-approval studies could result in the product being withdrawn from the market, either of which would likely have a material adverse effect on our business.
We may not be able to obtain government regulatory approval to market our product candidates.
     To date, neither we nor our partners have submitted a marketing application for any of our product candidates to the FDA or any foreign regulatory agency, and none of our product candidates has been approved for commercialization in any country. Prior to commercialization, each product candidate will be subject to an extensive and lengthy governmental regulatory approval process in the United States and in other countries. We or our partners may not be able to obtain regulatory approval for any product candidates, or even if approval is obtained, the labeling for such products may place restrictions on their use that could materially impact the marketability and profitability of the product subject to such restrictions. Satisfaction of these regulatory requirements, which includes satisfying the FDA and foreign regulatory authorities that the product is both safe and effective for its intended uses, typically takes several years or more depending upon the type, complexity, novelty and safety profile of the product and requires the expenditure of substantial resources. Uncertainty with respect to meeting the regulatory requirements governing our product candidates may result in high costs and/or extensive delays in the regulatory review process. If regulatory approval of a product is granted, such approval will be limited to those disease states and conditions for which the product is proven safe and effective, as demonstrated by clinical trials, and may not include all of the indications necessary to successfully market the product. Even though we have obtained orphan drug designation from the FDA and EMEA for ridaforolimus in bone and soft-tissue sarcomas, related marketing exclusivity periods may be challenged by others or may prove to be of no practical benefit. In addition, even though we have reached agreement on a Special Protocol Assessment, or SPA, with the FDA with respect to our SUCCEED Phase 3 clinical trial of ridaforolimus for metastatic sarcoma, the FDA is not obligated to approve ridaforolimus as a result of the SPA, even if the clinical outcome of the SUCCEED trial is positive. Therefore, we cannot provide assurance that positive results in the SUCCEED trial will be sufficient for FDA approval of ridaforolimus.
We will not be able to sell our product candidates if we, Merck or our third-party manufacturers fail to comply with FDA manufacturing and quality requirements.
     Under our collaboration with Merck, we are responsible for providing the active pharmaceutical ingredient used in ridaforolimus drug product, and Merck will be responsible for the formulation of the finished product. Under our agreements with Medinol and ICON, we are responsible for providing the ridaforolimus to be delivered by the stents or other medical devices being developed by Medinol and ICON. Before approving any of our product candidates, the FDA will inspect the facility or facilities at which the drug product is manufactured and will not approve the drug candidate unless it is satisfied with our or our third-party manufacturer’s compliance with manufacturing and quality requirements. The manufacturing of our product candidates must comply with cGMP requirements of the FDA and similar requirements of regulatory agencies in other countries. These requirements govern, among other things, quality control and documentation procedures. We, Merck or any third-party manufacturer of product candidates, may not be able to comply with these requirements, which would prevent us from obtaining approval for or selling such products. Material changes to the manufacturing processes of products after approvals have been granted are also subject to review and approval by the FDA or other regulatory agencies. Following approval, such facilities are subject to continuing FDA and foreign regulatory inspections and failure to comply with cGMPs or similar regulations can result in regulatory action up to and including cessation of shipment of product.
Even if we or our partners bring products to market, we or they may be unable to effectively price the products or obtain adequate reimbursement for sales of the products, which would prevent the products from becoming profitable.
     If we or our partners succeed in bringing any product candidates to the market, they may not be considered cost-effective, and coverage and adequate payments may not be available or may not be sufficient to allow us to sell such products on a competitive basis. In both the United States and elsewhere, sales of medical products and the availability or acceptance of treatments are dependent, in part, on the availability of reimbursement from third-party payors, such as health maintenance organizations and other private insurance plans and governmental programs such as Medicare. Third-party payors are increasingly challenging the prices charged for pharmaceutical products and medical procedures. Our business may be affected by the efforts of government and third-party payors to contain or reduce the cost of health care through various means. In the United States, there have been and will continue to be a number of federal and state proposals to implement government controls on pricing. Similar government pricing controls exist in varying degrees in other countries. In addition, the emphasis on managed care in the United States has increased and will continue to increase the pressure on the pricing of pharmaceutical products. We cannot predict whether any legislative or regulatory proposals will be adopted or the effect these proposals or managed care efforts may have on our business.

          On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009. This law provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate any policies for public or private payors, it is not clear what if any effect the research will have on the sales of our product candidates if any such product or the condition that it is intended to treat is the subject of a study. Decreases in third-party reimbursement for our product candidates or a decision by a third-party payor to not cover our product candidates could reduce physician usage of the product candidate and have a material adverse effect on our sales, results of operations and financial condition.
          In addition, President Obama has been advocating changes to the way in which healthcare is provided in the United States and several proposals intended to achieve this goal are being actively considered by Congress. It is not clear how such changes if enacted into law would affect the commercialization of our product candidates, if they are approved.
          We cannot predict whether any other legislative or regulatory proposals will be adopted or the effect these proposals or healthcare efforts may have on our business.
Risks Relating to Our Common Stock
Results of our operations, general market conditions for biotechnology stocks and other factors could result in a sudden change in the value of our stock.
          As a biopharmaceutical company, we have experienced significant volatility in our common stock. During the period July 1, 2008 through June 30, 2009, our stock price ranged from a high of $3.55 to a low of $0.72. Factors that can contribute to such volatility may include: announcements regarding results and timing of preclinical studies and clinical trials for our product candidates; announcements regarding our collaborations and partnerships; evidence of the safety or efficacy of our product candidates; announcements regarding product developments or regulatory approvals obtained by companies developing competing products; decisions by regulatory agencies that impact or may impact our product candidates; the results and timing of efforts by our partner or future partners to develop stents or other medical devices to deliver ridaforolimus; announcements of new collaborations or failure to enter into collaborations; our funding requirements; announcements of new equity or debt financings; announcements of technological innovations or new therapeutic products; developments relating to intellectual property rights, including licensing, litigation and governmental regulation and, in particular, our litigation with Lilly and with Amgen and reexamination proceedings in the PTO with respect to the ‘516 Patent; healthcare or cost-containment legislation; general market trends for the biotechnology industry and related high-technology industries; the impact of exchange rates for the U.S. dollar; the impact of changing interest rates and policies of the Federal Reserve; and public policy pronouncements. These and other factors could have a significant impact on the value and volatility of our common stock in future periods.
Anti-takeover provisions of Delaware law, provisions in our charter and bylaws and our stockholders’ rights plan, or poison pill, could make a third-party acquisition of us difficult.
          Because we are a Delaware corporation, the anti-takeover provisions of Delaware law could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders. We are subject to the provisions of Section 203 of the General Corporation Law of Delaware, which prohibits us from engaging in certain business combinations, unless the business combination is approved in a prescribed manner. In addition, our certificate of incorporation and our bylaws, each as currently in effect, also contain certain provisions that may make a third-party acquisition of us difficult, including:
•	a classified board of directors, with three classes of directors each serving a staggered three-year term;

•	the ability of the board of directors to issue preferred stock; and

•	the inability of our stockholders to call a special meeting.

     We also have implemented a stockholders’ rights plan, also called a poison pill, which could make it uneconomical for a third party to acquire our company on a hostile basis. These provisions, as well as Section 203, may discourage certain types of transactions in which our stockholders might otherwise receive a premium for their shares over the current market price, and may limit the ability of our stockholders to approve transactions that they think may be in their best interests.